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KCSA                                                                     News
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Public & Investor Relations, Corporate & Marketing Communications

FOR:           COMPOSITECH LTD.
               120 Ricefield Lane
               Hauppauge, NY  11788-2008

CONTACT:       Fred Klimpl
               (516) 436-5200

KCSA           Joseph A. Mansi/Leslie A. Schupak
CONTACT:       (212) 682-6300 ext. 205/207

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                                COMPOSITECH LTD.
                   CLOSES $24 MILLION JOINT VENTURE IN CANADA
                                   ----------
            Company's Second Copper-Clad Laminate Production Facility
                             to be Built in Montreal

HAUPPAUGE, NY, October 17, 1997 -- Compositech Ltd. (NASDAQ: CTEK) announced today that it had closed its previously announced transaction with a Quebec investor group to form a 50/50 joint venture in Canada.

     The joint venture plans to establish a plant in the Montreal area for the production of copper-clad laminates for printed circuit boards using a patented process and equipment developed by Compositech Ltd.

     The Montreal plant, planned to begin production late in 1998, is expected to have an annual sales capacity of at least $30 million. Production from the plant will be marketed principally in North America through Compositech Ltd.

     Fred Klimpl, President, said, "Our partners in this venture include some of the largest and most influential organizations in Canada active in joint venture and investment projects. We are pleased that we shall be building with them a world-class facility to manufacture our revolutionary, superior copper-clad laminates. This location, combined with our New York operation, is expected to meet anticipated North American demand for our product line."

     The investor group is comprised of four institutional investors: Societe Generale de Financement du Quebec, Fonds de solidarite des travailleurs du Quebec (F.T.Q.), Societe Innovatech du Grand Montreal and Fonds regional de solidarite Ile de Montreal. The total project is budgeted at over $24 million. Approximately $11 million will be invested by the joint venture participants. Approximately $13 million of the funds will be in the form of debt financing pursuant to commitments from National Bank of Canada and the Canada-Quebec Subsidiary Agreement on Industrial Development, an organization formed in 1991 to strengthen the Quebec economy by increasing major industrial investment. As part of the


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     transaction, the investor group has purchased $5.4 million of Compositech
Ltd. common stock at a price per share of $5.09. The funds received by Compositech Ltd. have been used for the purchase of its 50% interest in the joint venture.

     Compositech Ltd. develops, produces and markets innovative and superior copper-clad fiberglass epoxy laminates used to make printed circuit boards, which are essential components of personal computers, workstations, data communication and telecommunication equipment, automobiles and virtually all electronic equipment.

                                       ###

The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve a number of risks and uncertainties. Actual events or results may differ from the Compositech Ltd.'s expectations. In addition to the matters described in this press release, risk factors listed from time to time in Compositech Ltd.'s SEC reports and filings, including, but not limited to, its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as well as its annual report on Form 10-KSB for the year ended December 31, 1996, may affect the results achieved by Compositech Ltd.


This release is available on the KCSA Worldwide website at www.kcsa.com.